# 企业法人营业执照

注册号 350125100001500

| | |
|---|---|
| 名　　称 | 福建银泰旅游有限公司 |
| 住　　所 | 永泰县樟城镇县府路5号三层 |
| 法定代表人姓名 | 陈敏华 |
| 注 册 资 本 | 伍佰万圆整 |
| 公 司 类 型 | 有限责任公司(法人独资) |
| 实 收 资 本 | 伍佰万圆整 |
| 经 营 范 围 | 旅游咨询服务。(以上经营范围涉及许可经营项目的,应在取得有关部门的许可后方可经营) |
| 成 立 日 期 | 二〇〇八年三月二十日 |
| 营 业 期 限 | 自二〇〇八年三月二十日<br>至二〇五八年三月十九日 |

请于1月1日至6月30日提交年检材料

永泰县工商行政管理局

二〇〇八年 三 月 二十 日